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                                                                   Exhibit 23.01

                              CONSENT OF KPMG LLP

The Board of Directors
VeriSign, Inc.:

   We consent to the incorporation herein by reference of our report dated January 23, 2001, relating to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of VeriSign, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Mountain View, California
October 24, 2001